EXHIBIT 99.1

River Valley Bancorp Announces 5% Increase
 in Quarterly Cash Dividend

For Immediate Release
Tuesday, December 11, 2007

Contact:                 Matthew P. Forrester - President, CEO
River Valley Bancorp
(812) 273-4949

Madison, Indiana - River Valley Bancorp ( NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced today that it has declared a cash dividend of $0.21 per share of its Common Stock for the quarter ending December 31, 2007. The annualized rate of the dividend reflects $0.84 per share and reflects a 5% increase from the previous annualized return of $0.80 per share.

The dividend record date will be as of December 28, 2007 and will be payable on January 11, 2008. This dividend represents the forty-second consecutive dividend paid by the Corporation and marks eleven years of annualized increases in dividends.

“In spite of disparaging news on the national level, your Corporation continues to be a bright spot in community banking. Not only are we excited about providing eleven years of improving dividends to our shareholders, more importantly, the board of directors feel that this quarter signifies continued improvement in the earnings potential of the organization,” stated Matthew P. Forrester, president of River Valley Bancorp. He added, “the national interest rate environment and credit markets have been brutal on banks driven by greed and “bottom-feeding”, but gratefully our commission is to enhance shareholder value by building on sound community banking principles. To that end, we are optimistic of improving fortunes in 2008”.

River Valley Bancorp/River Valley Financial Bank is based in Madison, Indiana and has seven locations in the Madison, Hanover, Charlestown, and Sellersburg, Indiana area. An eighth office is located in Carrollton, KY. A ninth office will open in Floyds Knobs, IN during 2008.